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Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-168700

Prospectus Supplement
(to Prospectus dated March 22, 2013)

12,000,000 Shares

BALTIC TRADING LIMITED

Common Stock

We are offering 12,000,000 shares of common stock pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is listed on the New York Stock Exchange under the symbol "BALT." On September 19, 2013, the last reported sale price of our common stock on the New York Stock Exchange was $5.10 per share.

We have two classes of stock outstanding, common stock and Class B Stock. The rights of the holders of shares of common stock and Class B Stock are identical, except with respect to voting and conversion. Each share of common stock is entitled to one vote per share. Each share of Class B Stock is entitled to 15 votes per share and is convertible at any time at the election of the holder into one share of common stock. If holders of a majority of the Class B Stock so elect, the aggregate voting power of the Class B Stock will be limited to a maximum of 49% of the voting power of our outstanding common stock and Class B Stock, voting together as a single class.

Investing in our common stock involves a high degree of risk. Please read "Risk Factors" beginning on page S-13 of this prospectus supplement, on page 1 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$4.60	$55,200,000
Underwriting discounts and commissions(1)	$0.2622	$3,146,400
Proceeds to us (before expenses and fees)	$4.3378	$52,053,600

(1)
See "Underwriting".

Delivery of the shares of common stock is expected to be made on or about September 25, 2013. We have granted the underwriters an option for a period of 30 days to purchase an additional 1,800,000 shares of our common stock. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $3,618,360, and the total proceeds to us, before expenses and fees, will be $59,861,640.

Joint Book-Running Managers

Jefferies	Morgan Stanley

Co-managers

DVB Capital Markets	DNB Markets

September 20, 2013

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to this offering. To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus, the information in this prospectus supplement controls. Before you invest in shares of our common stock, you should carefully read this prospectus supplement, along with the accompanying prospectus, in addition to the information contained in the documents referred to under the heading "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference" in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any "free writing prospectus" we may authorize to be delivered to you. Neither we nor the underwriters have authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. In making an investment decision regarding the common stock we are offering, you must rely on your own examination of our company and the terms of this offering, including the potential merits and risks involved. This prospectus supplement is not an offer to sell or a solicitation of an offer to buy shares of our common stock in any jurisdiction where such offer or any sale would be unlawful. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any free writing prospectus we may authorize to be delivered to you, including any information incorporated by reference, is accurate as of any date other than their respective dates. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus supplement or the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

PROSPECTUS SUPPLEMENT SUMMARY

This section summarizes material information that appears later or is incorporated by reference in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that may be important to you. As an investor or prospective investor, you should carefully review the entire prospectus and the documents incorporated by reference herein, including the risk factors and the more detailed information that appears later.

Unless we specify otherwise, when used in this prospectus the terms "Baltic Trading Limited," the "Company," "we," "our" and "us" refer to Baltic Trading Limited. References to "Genco" or "our Manager" are to Genco Shipping & Trading Limited, which provides to us commercial, technical, administrative and strategic services.

Unless otherwise indicated, all references to "dollars" and "$" in this prospectus are to, and amounts are presented in, U.S. Dollars. Except where we or the context otherwise indicate, the information presented in this prospectus assumes that the underwriters will not exercise their option to purchase additional shares.

 Overview

We are a New York City-based company incorporated in October 2009 in the Marshall Islands to conduct a shipping business focused on the drybulk industry spot market. We were formed by Genco Shipping & Trading Limited (NYSE: GNK) ("Genco"), an international drybulk shipping company that also serves as our Manager. Our fleet currently consists of two Capesize vessels, four Supramax vessels and five Handysize vessels with an aggregate carrying capacity of approximately 736,000 deadweight tons ("dwt"). Our fleet contains four groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels.

We seek to leverage the expertise of Genco and its management to pursue growth opportunities in the drybulk shipping spot market. To pursue these opportunities, we operate a fleet of drybulk ships that transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. We generally operate all of our vessels in the spot market, on spot market-related time charters, or in vessel pools trading in the spot market. We intend to distribute to our shareholders on a quarterly basis all of our net income less cash expenditures for capital items related to our fleet, other than vessel acquisitions and related expenses, plus non-cash compensation, during the previous quarter, subject to any additional reserves our Board of Directors may from time to time determine are required for the prudent conduct of our business. In recent quarters, our Board of Directors determined to declare a dividend based on our cash flow, liquidity, and capital resources, even though the application of our dividend policy would have resulted in a lesser dividend or no dividend.

Our operations are managed, under the supervision of our board of directors, by Genco as our Manager. In 2010, we entered into a long-term management agreement (the "Management Agreement") pursuant to which our Manager and its affiliates will apply their expertise and experience in the drybulk shipping industry to provide us with commercial, technical, administrative and strategic services. The Management Agreement has an initial term of approximately fifteen years and will automatically renew for additional five-year periods unless terminated in accordance with its terms. We pay our Manager fees for the services it provides us as well as reimburse our Manager for its costs and expenses incurred in providing certain of these services.

 Recent Developments

Vessel Acquisitions

In September 2013, we completed the acquisition of the Handysize vessels Baltic Hare and Baltic Fox. We had agreed to buy both vessels under the terms of agreements that we entered into with subsidiaries of Clipper Group. We paid a total purchase price of approximately $41 million for the vessels, which we financed with proceeds of our May 2013 equity offering and borrowings under a new credit facility entered into on August 30, 2013 as described below.

Credit Facilities

On August 30, 2013, Baltic Hare Limited and Baltic Fox Limited, our wholly-owned subsidiaries, entered into an agreement for a $22 million credit facility with DVB Bank SE, or the 2013 Credit Facility. Under the terms of the six-year facility, amounts borrowed will bear interest at LIBOR plus a margin of 3.35%. Borrowings are to be repaid in 23 quarterly installments of $375,000 each commencing on December 4, 2013 and a final payment of $13,375,000 on the maturity date. Borrowings under the facility are secured by liens on the Baltic Hare and the Baltic Fox and other related assets. Under a Guarantee and Indemnity (the "Guarantee") entered into concurrently with the 2013 Credit Facility, Baltic Trading Limited agreed to guarantee the obligations of its subsidiaries under the 2013 Credit Facility.

On August 29, 2013, we entered into an Amendment No. 1 to Amended and Restated Credit Agreement for our 2010 senior secured revolving credit facility, or the 2010 Credit Facility. Under the terms of the amended credit facility, underwritten by Nordea Bank Finland plc and Skandinaviska Enskilda Banken AB, we are permitted to incur additional indebtedness, subject to a new leverage covenant under which the ratio of our total financial indebtedness to value adjusted total assets must not exceed 70%. In addition, the 2010 Credit Facility's commitment amount decreased from $125 million to $110 million and will be further reduced in three consecutive semi-annual reductions of $5 million commencing on May 30, 2015.

 Our Fleet

Our fleet currently consists of two Capesize, four Supramax and five Handysize drybulk carriers, with an aggregate carrying capacity of approximately 736,000 dwt. As of September 18, 2013, the average age of the vessels currently in our fleet was approximately 3.7 years, as compared to the average age for the world fleet of approximately 10 years for the drybulk shipping segments in which we compete. The table below sets forth information about the current employment of the vessels currently in our fleet as of September 18, 2013:

Vessel	Year Built	Dwt	Charterer	Charter Expiration(1)	Employment Structure
Capesize Vessels
Baltic Bear	2010	177,717	Swissmarine Services S.A.	February 2015	101.5% of BCI(2)
Baltic Wolf	2010	177,752	Cargill International S.A.	May 2014	100% of BCI(3)
Supramax Vessels
Baltic Leopard	2009	53,447	Resource Marine PTE Ltd. (part of the Macquarie group of companies)	February 2014	95% of BSI(4)
Baltic Panther	2009	53,351	Bulkhandling Handymax A/S	May 2014	Spot Pool(5)
Baltic Jaguar	2009	53,474	Resource Marine PTE Ltd. (part of the Macquarie group of companies)	April 2014	95% of BSI(6)
Baltic Cougar	2009	53,432	Bulkhandling Handymax A/S	May 2014	Spot Pool(7)
Handysize Vessels
Baltic Wind	2009	34,409	Cargill International S.A.	October 2013	115% of BHSI(8)
Baltic Cove	2010	34,403	Cargill International S.A.	February 2014	115% of BHSI(8)
Baltic Breeze	2010	34,386	Cargill International S.A.	July 2014	115% of BHSI(8)
Baltic Fox	2010	31,883	Clipper Logger Pool	September 2015	Spot Pool(9)
Baltic Hare	2009	31,887	Clipper Logger Pool	September 2015	Spot Pool(9)

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)
We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter at a rate based on 101.5% of the average of the daily rates of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid in arrears net of a 6.25% brokerage commission which includes the 1.25% commission payable to Genco. The minimum and maximum expiration dates of the time charter are February 1, 2015 and April 15, 2015, respectively.

(3)
We have agreed to an extension with Cargill International S.A. on a spot market-related time charter based on 100% of the average of the daily rates of the BCI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 5.00% brokerage commission, which includes the 1.25% commission payable to Genco. The duration of the spot market-related time charter is 21.5 to 26.5 months.

(4)
We have reached an agreement with Resource Marine PTE Ltd. on a spot market-related time charter for a minimum of 18.5 months to a maximum end date of May 30, 2014 based on 95% of the average of the daily rates of the Baltic Supramax Index (BSI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco.

(5)
We have reached an agreement to enter the vessel into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. The vessel has to remain in the pool for a minimum of six months, after which Baltic Trading can withdraw the vessel with three months' notice. The vessel entered the pool on August 4, 2013. However, for the first 30 days, the vessel earned a hire rate of $5,500 per day.

(6)
We have reached an agreement with Resource Marine PTE Ltd. on a spot market-related time charter for a minimum of 20.5 months to a maximum end date of July 11, 2014 based on 95% of the average of the daily rates of the BSI, as reflected in daily reports. Hire is paid every 15 days in arrears net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco.

(7)
We have reached an agreement to enter the vessel into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. The vessel has to remain in the pool for a minimum of six months, after which Baltic Trading can withdraw the vessel with three months' notice. The vessel entered the pool on August 6, 2013.

(8)
The rate for each of these spot market-related time charters is based on 115% of the average of the daily rates of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in advance net of a 6.25% brokerage commission, which includes the 1.25% commission payable to Genco.

(9)
We have reached an agreement to enter these vessels into the Clipper Logger Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. Under this agreement, the vessels will remain in the pool for a minimum period of two years.

Our fleet is currently comprised of Capesize, Supramax and Handysize vessels, but we will evaluate all classes of drybulk vessels for potential acquisition. Depending on market conditions, we seek to grow our fleet through timely and selective acquisitions of drybulk vessels. In evaluating vessel purchases, we plan to acquire modern vessels with high specifications that we believe will provide an attractive return on our investment.

We employ our vessels in the spot market, on certain spot market-related time charters or in vessel pools trading in the spot market. Our goal is to provide shareholders with the opportunity to invest in a company with a strategic focus on the drybulk spot market which utilizes relatively low leverage and seeks to distribute regular dividends based on earnings.

Business Strategy

Our strategy is to employ a fleet of drybulk vessels in the spot market and to grow our business through vessel acquisitions. As detailed below, our strategy largely relies on blending certain complementary elements of vessel employment with a capital structure that supports our operations. For example, we believe our focus on the drybulk spot market and our quarterly dividend policy is attractive to investors because it provides them exposure to the trends of the drybulk shipping industry. We have used equity and debt to finance our fleet and seek to maintain relatively low leverage. Key elements of our business strategy include:

  •
  Deploy our vessels primarily in the spot market.  We seek to provide shareholders with the opportunity to invest in a company with a strategic focus on the drybulk market by deploying our vessels on voyage or time charters or in vessel pools that are related to the spot market. The spot market is volatile and holds the potential for significant increases or decreases in shipping rates over time. Upward movements in spot rates have the potential to increase our revenues, and we will have opportunities to take advantage of these upswings by not locking our vessels into long-term, fixed-rate time charters. Conversely, our revenues may decline if the spot market does, and we will not benefit from the stabilizing effect of fixed-rate time charters. The spot market may be affected by whether the global economy declines or recovers, particularly with respect to economies such as China and India, which have been the primary drivers of drybulk trade in recent years. Further, while economic health is one factor influencing demand, supply of drybulk vessels is also an important factor affecting spot market rates. An undersupply of drybulk vessels could lead to higher spot market rates despite weak economic conditions, while an oversupply of drybulk vessels could lead to lower spot market rates despite strong economic conditions as is the case under current market conditions.

  •
  Maintain a strong balance sheet.  We have used equity and debt to finance our fleet, and we seek to maintain relatively low leverage going forward. When market conditions permit, we may use equity financing to reduce our outstanding debt. As of September 18, 2013, we had $124.3 million of indebtedness under our credit facilities. We believe our goal of keeping our leverage relatively low will help offset the volatility risk of trading our vessels in the spot market. We also believe this approach will help us capitalize on opportunities if the spot market improves as well as reduce the impact debt covenant restrictions and scheduled debt payments would have on our business if the spot market remains weak or further declines.

  •
  Return a substantial portion of our cash flow to shareholders through quarterly dividends.  Our dividend policy is to pay quarterly dividends to our shareholders approximately equal to our net income minus cash capital expenditures for vessels, other than vessel acquisitions and related expenses plus non-cash compensation. In recent quarters, our Board of Directors determined to declare a dividend based on our cash flow, liquidity, and capital resources, even though the application of our policy would have resulted in a lesser dividend or no dividend. We intend to finance future vessel acquisitions through equity financing as well as debt financing as market conditions permit. By paying dividends in this manner, our goal is to make our common stock more attractive to investors to enhance our ability to conduct equity financings. We paid a dividend of $0.02 per share during the first half of 2013 and dividends of $0.24, $0.45 and $0.32 per share during the years ended December 31, 2012, 2011 and 2010, respectively.

  •
  Strategically expand the size of our fleet.  We intend to acquire modern, high-quality drybulk carriers through timely and selective acquisitions of vessels. Since our initial public offering, we have been able to grow the number of vessels in our fleet by over 83% and the capacity of our fleet by approximately 30%. Going forward, we expect to fund acquisitions of additional vessels using equity and debt financing while seeking to maintain relatively low leverage. We believe that opportunities exist for acquiring vessels at favorable prices, given the current low prices prevailing in the market, and are actively considering potential acquisitions. However, we have not agreed upon terms or entered into any agreements for any such acquisitions.

  •
  Continue to operate a high-quality fleet.  We intend to maintain a modern, high-quality fleet that meets or exceeds stringent industry standards and complies with charterer requirements through our technical managers' comprehensive maintenance program. We operate a fleet of eleven modern vessels built in shipyards with reputations for constructing high-quality vessels. We believe that owning a modern, high-quality fleet is more attractive to charterers, reduces operating costs and fuel consumption and allows our fleet to be more reliable, which improves utilization. In addition, our technical managers maintain the quality of our vessels by carrying out regular inspections, both while in port and at sea.

  •
  Maintain an efficient management structure with low operating cost.  Under the Management Agreement, Genco coordinates and oversees the technical management of our fleet and utilizes qualified third-party independent technical managers. We believe that Genco is able to do so at a cost to us that is lower than what could be achieved by performing the function in-house. Genco's management team actively monitors and controls vessel operating expenses incurred by the independent technical managers by overseeing their activities. We believe this can enhance the scalability of our business, allowing us to expand our fleet without substantial increases in overhead costs. We also believe we may realize cost benefits based on the combined size of Genco's fleet and our fleet from the extensive network of sellers of vessel supplies, crewing companies, insurers, and other service providers that Genco and its management team have built over the years.

  •
  Capitalize on our management's experience and reputation.  We intend to continue to capitalize on the reputation of the management at Genco and our company for high standards of performance, reliability and safety, and maintain strong relationships with major international charterers and other owners, many of whom consider the reputation of a vessel owner and operator when entering into charters and asset sales.

 Corporate Information

We maintain our principal executive offices at 299 Park Avenue, 12th Floor, New York, NY 10171. Our telephone number at that address is (646) 443-8550. We maintain a website at www.baltictrading.com. The information contained on or linked to from our website is not incorporated herein by reference.

Summary Consolidated Financial and Other Data

The following summary consolidated financial and other data summarize our historical financial and other information as of and for the years ended December 31, 2012 and 2011, which is derived from our audited consolidated financial statements, and as of and for the six months ended June 30, 2013 and 2012, which is derived from our unaudited consolidated financial statements. This information should be read in conjunction with other information presented in or incorporated by reference into this prospectus supplement, including "Selected Consolidated Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes included in our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013.

	As of and for the Year Ended December 31,		As of and for the Six Months Ended June 30,
	2012	2011	2013	2012
	(U.S. dollars in thousands, except ratios and per share amounts)
Income Statement Data:
Revenues	$27,304	$43,492	$12,365	$13,897
Operating (loss) income	(12,967)	4,049	(7,663)	(5,957)
Net loss	(17,270)	(430)	(9,708)	(8,121)
Net loss per share of common and Class B Stock:
Net loss per share — basic	$(0.78)	$(0.02)	$(0.41)	$(0.37)
Net loss per share — diluted	$(0.78)	$(0.02)	$(0.41)	$(0.37)
Dividends declared and paid per share of common and Class B Stock	$0.24	$0.45	$0.02	$0.18
Balance Sheet Data (at period end):
Cash and cash equivalents	$3,280	$8,300	$23,732	$4,423
Total assets	364,370	384,955	378,102	374,001
Total debt	101,250	101,250	102,250	101,250
Total shareholders' equity	260,662	281,603	272,868	270,370
Debt to total capitalization(1)	28.0%	26.4%	27.3%	27.2%
Cash Flow Data:
Net cash provided by (used in) operating activities	$433	$15,379	$(1,848)	$214
Other Data:
EBITDA(2)	$1,819	$18,786	$(334)	$1,403

(1)
Debt to total capitalization is defined as debt divided by total capitalization. Total capitalization is defined as debt plus total shareholders' equity.

(2)
EBITDA represents net loss less net interest expense, taxes and depreciation. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in our consolidated internal financial statements, and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net loss to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net loss, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of

  EBITDA used here may not be comparable to that used by other companies. The following table demonstrates our calculation of EBITDA and provides a reconciliation of EBITDA to net loss for each of the periods presented above:

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2012	2011	2013	2012
	(U.S. dollars in thousands)
Net loss	$(17,270)	$(430)	$(9,708)	$(8,121)
Net interest expense	4,247	4,413	2,036	2,135
Income tax expense	28	34	13	22
Depreciation	14,814	14,769	7,325	7,367

EBITDA	$1,819	$18,786	$(334)	$1,403

The table below shows fleet utilization and certain related data for the years ended December 31, 2012 and 2011 and for the six months ended June 30, 2012 and 2013:

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2012	2011	2013	2012
Available days(1)
Capesize	732.0	730.0	362.0	364.0
Supramax	1,453.3	1,460.0	706.1	718.7
Handysize	1,098.0	1,095.0	543.0	546.0
Total	3,283.3	3,285.0	1,611.1	1,628.7
Fleet utilization(2)
Capesize	99.7%	100.0. %	100.0%	100.0. %
Supramax	98.7%	98.6%	99.9%	98.6%
Handysize	99.9%	99.9%	99.7%	99.7%
Fleet average	99.3%	99.3%	99.9%	99.3%

(1)
We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

(2)
We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.

The Offering

Common stock offered	12,000,000 shares (13,800,000 shares, if the underwriters exercise their option to purchase additional shares in full).
Shares outstanding upon completion of this offering	35,779,896 shares of common stock (37,579,896 shares of common stock, if the underwriters exercise their option to purchase additional shares in full).

6,067,471 shares of Class B Stock, including 240,000 shares issuable to a wholly-owned subsidiary of Genco in accordance with its anti-dilution rights in respect of this offering (or 6,103,471 outstanding shares of Class B Stock and 276,000 newly issued shares of Class B Stock, if the underwriters exercise their option to purchase additional shares in full). Such newly issued shares represent 2% of the total number of shares of common stock issued in this offering. See "Class B Stock" below in this table.(1)

Use of proceeds

We expect to use the net proceeds from this offering for future vessel acquisitions. To the extent we do not use the net proceeds for such acquisitions, we expect to use them for working capital and general corporate purposes. See "Use of Proceeds" below for further details.

Cash dividends

Our dividend policy is to pay a variable cash dividend each quarter on our common stock and Class B Stock of all our Cash Available for Distribution, subject to the discretion of our board of directors. Cash Available for Distribution represents net income less cash expenditures for capital items related to our fleet, other than vessel acquisitions and related expenses, plus non-cash compensation. We have paid dividends in recent quarters even though the application of the formula in our policy would not have resulted in a dividend, although we may not continue to do so. There is no guarantee that we will pay any dividends on our shares of common stock in any quarter, and our payment of dividends will subject to compliance with the laws of the Republic of the Marshall Islands and any reserves the board of directors may from time to time determine are required.

Common Stock Purchase Rights

Each share of our common stock includes one right, or a Common Stock Purchase Right, that entitles the holder to purchase from us a unit consisting of one tenth of one share of common stock at a purchase price of $100 per share, subject to specified adjustments. The rights are issuable pursuant to the rights agreement between us and Computershare Shareowner Services (formerly BNY Mellon Shareowner Services), as rights agent. Until a right is exercised, the holder of a right will have no rights to vote, receive dividends or any other shareholder rights by virtue of its ownership of such right.

Class B Stock

Genco owns indirectly all of our outstanding shares of Class B Stock through a wholly-owned subsidiary. The principal difference between our common stock and our Class B Stock is that each share of Class B Stock entitles the holder thereof to 15 votes on matters presented to our shareholders, while each share of common stock entitles the holder thereof to only one vote on such matters. As a result, Genco controls over 50% of the combined voting power of our common stock and Class B Stock as of the date of this prospectus. However, if holders of a majority of the Class B Stock make an irrevocable election to do so, the aggregate voting power of the Class B Stock will be limited to a maximum of 49% of the voting power of our outstanding common stock and Class B Stock, voting together as a single class. No such election has been made. Holders of shares of Class B Stock may elect at any time to have such shares converted into shares of common stock on a one-for-one basis.

In addition, upon any transfer of shares of Class B Stock to a holder other than Genco or its affiliates or any successor to Genco's business or to all or substantially all of its assets, such shares shall automatically convert into shares of common stock. All such conversions will be effected on a one-for-one basis.

Pursuant to the subscription agreement between us and Genco Investments LLC, Genco Investments LLC is entitled to receive a number of shares of Class B Stock equal to 2% of the number of shares of common stock issued from time to time, excluding any shares of common stock issued as an award or issuable upon exercise of an award under our 2010 Equity Incentive Plan. These additional shares would be issued for no additional consideration unless insufficient surplus from Genco Investments LLC's $75 million capital contribution exists to cover the par value of such additional shares, in which case Genco Investment LLC will pay us the par value of such shares.

Tax considerations

We believe that, under current law, our dividend payments from earnings and profits will constitute "qualified dividend income." For taxable years beginning after December 31, 2012, the maximum federal income tax rate on qualified dividends paid to non-corporate U.S. shareholders is 20%, and all or a portion of dividend income received by individuals, estates and trusts whose modified adjusted gross income exceeds certain thresholds ($250,000 for married taxpayers filing jointly and $200,000 for single taxpayers) may be subject to a 3.8% surtax. Distributions in excess of our earnings and profits will be treated first as a non-taxable return of capital to the extent of a U.S. shareholder's tax basis in our common stock and, thereafter, as capital gain.

NYSE listing	Our common stock is listed on the New York Stock Exchange under the symbol "BALT."

(1)
The numbers of shares of common stock and Class B Stock shown as being outstanding after this offering is based on 23,779,896 shares of common stock and 5,827,471 shares of Class B Stock outstanding as of September 18, 2013 and the issuance by us of 12,000,000 shares of common stock in this offering and 240,000 shares of Class B Stock pursuant to the anti-dilution rights described above.

Risk Factors

Investing in our common stock involves substantial risk. You should carefully consider all the information in this prospectus prior to investing in our common stock. In particular, we urge you to consider carefully the factors set forth in the section of this prospectus entitled "Risk Factors" beginning on page S-13 and under "Risk Factors" under Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Item IA of Part II of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013.

RISK FACTORS

Any investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors together with all of the other information included in this prospectus, including the risk factors set forth under "Risk Factors" under Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and Item 1A of Part II of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, when evaluating an investment in our common stock. Some of the following risks relate principally to us and our business and the industry in which we operate. Other risks relate principally to the securities market and ownership of our shares.

If any of the following risks actually occurs, our business, financial condition, operating results or cash flows could be materially adversely affected. In that case, we might not be able to pay dividends on shares of our common stock, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Common Stock

If the stock price of our common stock fluctuates after this offering, you could lose a significant part of your investment.

The market price of our common stock may be influenced by many factors, many of which are beyond our control, including those described above under "Risk Factors — Risk Factors Related to Our Business and Operations" under Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and Item IA of Part II of our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013 and the following:

  •
  securities analysts making changes in their financial estimates concerning us;

  •
  announcements by us or our competitors of significant contracts, acquisitions or capital commitments;

  •
  variations in quarterly operating results;

  •
  general economic conditions;

  •
  terrorist acts;

  •
  future sales of our common stock or other securities; and

  •
  investors' perception of us and the drybulk shipping industry.

As a result of these factors, investors in our common stock may not be able to resell their shares at or above the offering price. These broad market and industry factors may materially reduce the market price of our common stock, regardless of our operating performance.

Given the range in which our common stock has traded recently, certain factors may create downward pressure on our stock price. For example, the internal policies of certain institutional investors prohibit the purchase of low-priced stocks. Additionally, many brokerage houses do not permit low-priced stocks to be used as collateral for margin accounts or to be purchased on margin. These factors may reduce demand for our common stock.

We may need to raise additional capital in the future, which may not be available on favorable terms or at all or which may dilute our common stock or adversely affect its market price.

We may require additional capital to expand our business and increase revenue, add liquidity in response to negative economic conditions, meet unexpected liquidity needs caused by industry volatility or uncertainty and reduce our outstanding indebtedness under our existing facilities. To the extent that our existing capital and borrowing capabilities are insufficient to meet these requirements and cover any losses, we will need to raise additional funds through debt or equity financings, including offerings of our common stock, securities convertible into our common stock, or rights to acquire our common stock or curtail our growth and reduce our assets or restructure arrangements with existing security holders. Any equity or debt financing, or additional borrowings, if available at all, may be on terms that are not favorable to us. Equity financings could result in dilution to our stockholders, and the securities issued in future financings may have rights, preferences and privileges that are senior to those of our common stock. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot raise funds on acceptable terms if and when needed, we may not be able to take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements.

Sales of our common stock in the public market could lower the market price of our common stock or dilute our common stock.

In the future, we may sell additional shares of our common stock or securities convertible into common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance under our 2010 Equity Incentive Plan. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price of our common stock. The issuance and sale of substantial amounts of common stock or securities convertible into common stock, or the perception that such issuances and sales may occur, could adversely affect the market price of our common stock and impair our ability to raise capital through the sale of additional equity securities. The conversion of any such securities into common stock could result in dilution to our stockholders.

Volatility in the market price and trading volume of our common stock could adversely impact the trading price of our common stock.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market factors may materially reduce the market price of our common stock, regardless of our operating performance. The market price of our common stock, which has experienced significant price and volume fluctuations in recent months, could continue to fluctuate significantly for many reasons, including in response to the risks described in this section of, elsewhere in, or incorporated by reference into, this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would adversely impact the value of your shares of common stock.

The concentration of our capital stock ownership with Genco and its affiliates and the superior voting rights of our Class B Stock held by Genco will limit our common stockholders' ability to influence corporate matters.

Under our amended and restated articles of incorporation, our Class B Stock has 15 votes per share, and our common stock has one vote per share resulting in Genco controlling in excess of 50% of the combined voting power of these two classes of stock. However, if holders of a majority of the Class B Stock make an irrevocable election to do so, the aggregate voting power of the Class B Stock will be limited to a maximum of 49% of the voting power of our outstanding common stock and Class B Stock, voting together as a single class. As of September 18, 2013, Genco owns shares of our Class B Stock representing 78.61% of the voting power of our outstanding capital stock through its wholly-owned subsidiary, Genco Investments LLC. In addition, pursuant to the subscription agreement between us and Genco Investments LLC, for so long as Genco Investments LLC or its affiliates holds at least 10% of the aggregate number of outstanding shares of our common stock and Class B Stock, Genco Investments LLC is entitled to receive an additional number of shares of Class B Stock equal to 2% of the number of shares of common stock issued after our initial public offering was consummated in March 2010, excluding any shares of common stock issuable upon the exercise of the underwriter's over-allotment option in our initial public offering or issued as an award or issuable upon exercise of an award under our 2010 Equity Incentive Plan. These additional shares would be issued for no additional consideration unless insufficient surplus exists to cover the par value of such additional shares, in which case Genco Investments LLC will pay us the par value of such shares. Accordingly, as a result of this offering, assuming that the underwriters do not exercise their option to purchase additional shares, the shares of Class B Stock owned by Genco through Genco Investments LLC will represent 71.78% of the voting power of our outstanding capital stock. In addition, our directors or officers who are affiliated with Genco or other individuals providing services under the Management Agreement who are affiliated with Genco may receive equity awards under our 2010 Equity Incentive Plan.

Through its ownership of our Class B Stock, its role as our Manager and the issuance of equity awards to individuals affiliated with Genco, Genco will have substantial control and influence over our management and affairs and over all matters requiring shareholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. In addition, because of this dual-class stock structure, Genco will continue to be able to control all matters submitted to our shareholders for approval even though it owns significantly less than 50% of the aggregate number of outstanding shares of our common stock and Class B Stock. This concentrated control limits our common stockholders' ability to influence corporate matters and, as a result, we may take actions that our common stockholders do not view as beneficial. As a result, the market price of our common stock could be adversely affected.

In addition, Genco has pledged its Class B Stock as security for its borrowings under its $1.4 billion credit facility entered into as of July 20, 2007, as amended. If Genco is in default under this facility and the lenders foreclose on the Class B shares under the terms of the facility, a change in control of Baltic Trading could result, which would constitute an event of default under our two existing credit facilities. Upon the occurrence of an event of default, our lenders could accelerate the outstanding indebtedness under our existing credit facilities, which are secured by the vessels in our fleet. In its Quarterly Report on Form 10-Q for the six months ended June 30, 2013, Genco stated that it believes it is probable that it will not be in compliance with certain covenants under its credit facilities at measurement dates during the twelve months ending March 31, 2014. For further information concerning Genco, please refer to its reports filed with the SEC.

Risks Related to Potential Vessel Acquisitions

We may not complete a vessel acquisition with the net proceeds of this offering and may use such proceeds for working capital or general corporate purposes that you may not agree with.

While we are actively considering potential vessel acquisitions, we may not consummate any vessel acquisition using the net proceeds of this offering. For example, we may be unable to agree to acceptable terms with any potential seller of vessels, market conditions could become unfavorable for the acquisition of new vessels, or we may be unable to obtain additional financing from banks or other sources on acceptable terms or at all. It may take a substantial period of time before we apply the net proceeds of this offering, which could result in adverse U.S. federal income tax consequences for U.S. shareholders. See the section captioned "Tax Considerations — U.S. Federal Income Taxation of U.S. Holders — Passive Foreign Investment Company Status and Significant Tax Consequences." For further discussion of risks associated with our potential acquisition of vessels, please refer to the section entitled "Risk Factors" under Item 1A of Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

FORWARD-LOOKING STATEMENTS

We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those referenced under "Risk Factors" in this prospectus and any accompanying prospectus supplement and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q are incorporated by reference into this prospectus. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information referenced under the heading "Risk Factors."

USE OF PROCEEDS

We expect to receive net proceeds of approximately $51.7 million from the sale of shares of common stock offered by this prospectus (or approximately $59.5 million, if the underwriters exercise their option to purchase additional shares in full), after deducting underwriting discounts, commissions and fees and estimated expenses payable by us.

We believe that opportunities exist for acquiring modern drybulk vessels at favorable prices and are actively considering potential acquisitions. However, we have not agreed upon terms or entered into any agreements for any such acquisitions. Market conditions for purchasing and financing vessels change rapidly, and there is no assurance we will be able to purchase vessels on favorable terms or at all. In addition, we intend to fund a portion of the purchase price of vessels we may seek to acquire using debt financing, with the balance funded with proceeds from this offering. There is no assurance that we can obtain such debt financing on favorable terms or at all. Pending our use of net proceeds from this offering for vessel acquisitions, or if we determine not to use any net proceeds for such acquisitions, we expect to use such proceeds for working capital and general corporate purposes.

 PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Our common stock is traded on the NYSE under the symbol "BALT." The following table sets forth the high and low closing sale prices for shares of our common stock as reported on the NYSE, for the periods indicated, together with the dividends declared and paid per share for each of those periods.

For the period:	High	Low	Dividend
Quarter ended March 31, 2011	$10.93	$8.29	$0.06
Quarter ended June 30, 2011	$9.29	$5.74	$0.10
Quarter ended September 30, 2011	$5.76	$4.06	$0.12
Quarter ended December 31, 2011	$5.97	$4.25	$0.13
Quarter ended March 31, 2012	$4.80	$3.86	$0.05
Quarter ended June 30, 2012	$4.77	$3.14	$0.05
Quarter ended September 30, 2012	$3.71	$3.00	$0.01
Quarter ended December 31, 2012	$3.52	$2.73	$0.01
Quarter ended March 31, 2013	$4.30	$3.09	$0.01
Quarter ended June 30, 2013	$4.05	$3.23	$0.01
July 1 to September 19, 2013	$5.57	$3.59	N/A

As of September 19, 2013, the last reported sale price of our common stock was $5.10 per share.

CAPITALIZATION

The following unaudited table sets forth our capitalization at June 30, 2013, on an actual basis and as adjusted to give effect to the payment of a dividend of $0.01 per share on August 22, 2013 and the drawdown of $22 million in borrowings under our 2013 Credit Facility on September 4, 2013, and as further adjusted to give effect to the sale of the common stock in this offering and the issuance of shares of Class B Stock to a wholly-owned subsidiary of Genco in respect of its anti-dilution rights:

	As of June 30, 2013
	Actual	As Adjusted for Dividend and Drawdown	As Further Adjusted for Stock Issuances
	(in thousands)
Long-term Debt	$102,250	$124,250	$124,250

Common Stock, par value $0.01 per share: 500,000,000 shares authorized; 23,779,896 shares issued and outstanding actual and 35,779,896 shares issued and outstanding as adjusted, respectively	238	238	358
Class B Stock, par value $0.01 per share: 100,000,000 shares authorized; 5,827,471 shares issued and outstanding actual and 6,067,471 shares issued and outstanding as adjusted, respectively	58	58	61
Additional paid-in capital	299,097	298,801	350,350
Accumulated deficit	(26,525)	(26,525)	(26,525)

Total shareholders' equity	272,868	272,572	324,244

Total capitalization	$375,118	$396,822	$448,494

 TAX CONSIDERATIONS

The following is a discussion of the material Marshall Islands and U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder or a Non-U.S. Holder, as defined below, with respect to our common stock. This discussion does not purport to deal with the tax consequences of owning our common stock to all categories of investors, some of which (such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, insurance companies, persons holding our common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, pass-through entities or persons who are investors in pass-through entities, persons who own, actually or under applicable constructive ownership rules, 10% or more of our common stock, dealers in securities or currencies and investors whose functional currency is not the U.S. Dollar) may be subject to special rules. This discussion deals only with holders who purchase common stock in connection with this offering and hold the common stock as a capital asset. Moreover, this discussion is based on laws, regulations and other authorities in effect as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of our common stock.

Marshall Islands Tax Considerations

The following are the material Marshall Islands tax consequences of our activities to us and to our shareholders of investing in our common stock. We are incorporated in the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax or income tax will be imposed upon payments of dividends by us to our shareholders or proceeds from the disposition of our common stock.

U.S. Federal Income Tax Considerations

The following are the material U.S. federal income tax consequences to U.S. and Non-U.S. Holders (as defined below) with respect to the ownership and disposition of our common stock. For purposes of this discussion, the term "U.S. Holder" means a beneficial owner of our common stock that is, for U.S. federal income tax purposes, (i) an individual U.S. citizen or resident, (ii) a U.S. corporation or other U.S. entity taxable as a corporation, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if either (x) a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person. If a partnership, or an entity treated for U.S. federal income tax purposes as a partnership, such as a limited liability company, holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. If you are a partner in such a partnership holding our common stock, you are encouraged to consult your tax advisor. A beneficial owner of our common stock (other than a partnership) that is not a U.S. Holder is referred to below as a "Non-U.S. Holder."

U.S. Federal Income Taxation of the Company

We have made special U.S. tax elections in respect of those of our shipowning or operating subsidiaries that are potentially subject to tax as a result of deriving income attributable to the transportation of cargoes to or from the United States. The effect of the special U.S. tax elections is to ignore or disregard the subsidiaries for which elections have been made as taxable entities separate from that of their parent, Baltic Trading Limited. Therefore, for purposes of the following discussion, Baltic Trading Limited, and not the subsidiaries subject to this special election, will be treated as the owner and operator of the subsidiaries' vessels and as receiving the income from these vessels.

Taxation of Operating Income: In General

Unless exempt from U.S. federal income taxation, a foreign corporation is subject to U.S. federal income tax in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States, which we refer to as "U.S. source shipping income."

For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes U.S. source shipping income.

No portion of shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be U.S. source shipping income. Such shipping income will not be subject to any U.S. federal income tax.

Shipping income attributable to transportation exclusively between U.S. ports will be considered to be 100% derived from U.S. sources. However, due to prohibitions under U.S. law, we do not engage in transportation of cargo that produces 100% U.S. source shipping income.

Unless exempt from tax under Section 883 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, or "effectively connected" with the conduct of a U.S. trade or business, as described below, our gross U.S. source shipping income generally will be subject to a 4% tax imposed without allowance for deductions.

Exemption of Operating Income from U.S. Federal Income Taxation

Under Section 883 of the Code and the related regulations, a foreign corporation will be exempt from U.S. federal income taxation on its U.S. source shipping income if:

(1)
it is organized in a qualified foreign country, which is one that grants an "equivalent exemption" from tax to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883, to which we refer as the "Country of Organization Test"; and

(2)
either:

(a)
more than 50% of the value of its stock is beneficially owned, directly or indirectly, by qualified shareholders, which includes individuals who are "residents" of a qualified foreign country, to which we refer as the "50% Ownership Test";

(b)
one or more classes of its stock representing, in the aggregate, more than 50% of the combined voting power and value of all classes of its stock are "primarily and regularly traded on one or more established securities markets" in a qualified foreign country or in the United States, to which we refer as the "Publicly Traded Test"; or

(c)
it is a "controlled foreign corporation" and it satisfies an ownership test to which, collectively, we refer as the "CFC Test."

The Marshall Islands, the jurisdiction where we are incorporated, has been officially recognized by the United States Internal Revenue Service, to which we sometimes refer as the IRS, as a qualified foreign country that currently grants the requisite equivalent exemption from tax in respect of each category of shipping income we expect to earn in the future, to which we refer as an "Equivalent Exemption." Therefore, we will satisfy the Country of Organization Test and will be exempt from U.S. federal income taxation with respect to our U.S. source shipping income if we are able to satisfy any one of the 50% Ownership Test, the Publicly Traded Test or the CFC Test.

We believe that we do not satisfy the Publicly Traded Test, although we may satisfy such test in the future, as discussed below. We do not currently anticipate circumstances under which we would be able to satisfy either the 50% Ownership Test or the CFC Test. Thus, we do not believe we will be exempt from U.S. federal income tax on our U.S. source shipping income.

Publicly Traded Test

The regulations under Section 883 provide, in pertinent part, that a corporation will meet the Publicly Traded Test if one or more classes of its stock representing, in the aggregate, more than 50% of the combined voting power and value of all classes of its stock are "primarily and regularly traded on one or more established securities markets" in a qualified foreign country or in the United States. A class of stock will be considered to be "primarily traded" on an established securities market in a country if the number of shares of such class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares of such stock that are traded during that year on established securities markets in any other single country.

Under the regulations, a class of stock will be considered to be "regularly traded" on an established securities market if (1) such class of stock is listed on such market, (2) such class of stock is traded on such market, other than in minimal quantities, on at least 60 days during the taxable year or one sixth of the number of days in a short taxable year and (3) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year, or as appropriately adjusted in the case of a short taxable year. The regulations provide that the trading frequency and trading volume tests will be deemed satisfied if a class of stock is regularly quoted by dealers making a market in such stock. Our common stock is currently traded on the NYSE.

Notwithstanding the above, a class of stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the outstanding shares of such class of stock is owned, actually or constructively under specified stock attribution rules, on more than half of the number of days during the taxable year by persons who each own 5% or more of the outstanding shares of such class of stock, to which we refer as the "Five Percent Override Rule."

The regulations permit a corporation whose stock is regularly traded on an established securities market in the United States to rely on Schedule 13G and Schedule 13D filings with the SEC for purposes of identifying the persons who actually or constructively own 5% or more of a class of stock, or "5% shareholders." The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% shareholder for these purposes.

In the event the Five Percent Override Rule is triggered, the regulations provide that the Five Percent Override Rule will nevertheless not apply if the corporation can establish that there are sufficient 5% shareholders that are considered to be "qualified shareholders" for purposes of Section 883 to preclude non-qualified 5% shareholders from owning 50% or more of the class of stock for more than half of the number of days during the taxable year.

As of the date of this prospectus supplement, our Class B Stock, which is not primarily and regularly traded on an established securities market, represents more than 50% of the combined voting power of all classes of stock, while our common stock represents more than 50% of the value of all classes of stock. Thus, at present, we do not believe we satisfy the Publicly Traded Test and accordingly are not exempt from U.S. federal income tax on our U.S. source shipping income.

If a majority of the holders of the Class B Stock irrevocably elects to reduce the voting power of the Class B Stock to constitute not more than 49% of the total voting power of all classes of stock, our common stock following such election would represent more than 50% of the combined voting power and value of all classes of stock. In that event, we believe that our common stock would be "primarily traded" on the NYSE. In addition, we believe that we would be able to satisfy the trading frequency and trading volume tests with respect to our common stock and, subject to the Five Percent Override Rule described above, our common stock would be considered to be "regularly traded" on the NYSE. Therefore, if a majority of the holders of the Class B Stock makes such election, we believe that we would satisfy the Publicly Traded Test and thus qualify for the Section 883 exemption and be exempt from U.S. federal income tax on our U.S. source shipping income.

Taxation in Absence of Section 883 Exemption

As of the date of this prospectus supplement (and unless and until a majority of the holders of the Class B Stock irrevocably elects to reduce the voting power of the Class B Stock to constitute not more than 49% of the total voting power of all classes of stock), we do not believe we qualify for exemption under Section 883 as described above. Therefore our gross U.S. source shipping income is subject to a 4% tax, without allowance for deductions, unless such income is effectively connected with the conduct of a U.S. trade or business ("effectively connected income"), as described below. Since under the sourcing rules described above no more than 50% of our shipping income will be treated as being U.S. source shipping income, the maximum effective rate of U.S. federal income tax on our non-effectively connected shipping income will never exceed 2%. We do not currently anticipate that a significant portion of our shipping income will be U.S. source shipping income. In the event that a majority of the holders of the Class B Stock elects to reduce the voting power of the Class B Stock, as described above, and we qualify for exemption under Section 883, we would no longer be subject to the 4% tax on our U.S. source shipping income.

To the extent our U.S. source shipping income, or other income we may have, is considered to be effectively connected income, as described below, any such income, net of applicable deductions, would be subject to the U.S. federal corporate income tax, currently imposed at rates of up to 35%. In addition, we may be subject to a 30% "branch profits" tax on such income, and on certain interest paid or deemed paid attributable to the conduct of such trade or business.

Our U.S. source shipping income would be considered effectively connected income only if:

  •
  we have, or are considered to have, a fixed place of business in the United States involved in the earning of U.S. source shipping income; and

  •
  substantially all of our U.S. source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having, any vessel sailing to or from the United States on a regularly scheduled basis. Based on the expected mode of our future shipping operations and other activities, we believe that none of our U.S. source shipping income will constitute effectively connected income. However, we may from time to time generate non-shipping income that may be treated as effectively connected income.

U.S. Federal Income Taxation of Gain on Sale of Vessels

If, as we believe, our shipping income does not qualify for exemption under Section 883, then gain from the sale of a vessel may be treated as effectively connected income (determined under rules different from those discussed above) and subject to the net income and branch profits tax regime described above. If we were to qualify for exemption from tax under Section 883 in respect of our shipping income, such gain should also be exempt from tax under Section 883.

U.S. Federal Income Taxation of U.S. Holders

Distributions

Subject to the discussion of PFICs below, any distributions made by us with respect to our common stock to a U.S. Holder will generally constitute dividends to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of those earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in our common stock, and thereafter as capital gain. Because we are not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from us. Amounts taxable as dividends generally will be treated as foreign source "passive income" for U.S. foreign tax credit purposes.

Dividends paid on our common stock to a U.S. Holder who is an individual, trust or estate (a "U.S. Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such U.S. Non-Corporate Holder at preferential tax rates, provided that (1) the common stock is readily tradable on an established securities market in the United States (such as the NYSE, on which our common stock is traded); (2) we are not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year (which, as discussed below, we do not believe will be the case); (3) the U.S. Non-Corporate Holder's holding period of the common stock includes more than 60 days in the 121-day period beginning 60 days before the date on which the common stock becomes ex-dividend; and (4) the U.S. Non-Corporate Holder is not under an obligation to make related payments with respect to positions in substantially similar or related property. If we were to be a PFIC, as discussed below, for any year, dividends paid on our common stock in such year or in the following year would not be qualified dividends. In addition, a U.S. Non-Corporate Holder will be able to take a qualified dividend into account in determining its deductible investment interest (which is generally limited to its net investment income) only if it elects to do so; in such case the dividend will be taxed at ordinary income rates.

Special rules may apply to any "extraordinary dividend" — generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis (or fair market value in certain circumstances) in a share of our common stock — paid by us. If we pay an "extraordinary dividend" on our common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or Other Disposition of Common Stock

Subject to the discussion of PFICs below, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other taxable disposition of our common stock in an amount equal to the difference between the amount realized by the U.S. Holder from such disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the disposition. Such capital gain or loss will generally be treated as U.S. source income or loss, as applicable, for U.S. foreign tax credit purposes. Long-term capital gains of U.S. Non-Corporate Holders are eligible for reduced rates of taxation. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Tax on Net Investment Income

Certain U.S. Holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership and disposition of our common stock.

Passive Foreign Investment Company Status and Significant Tax Consequences

We will be a passive foreign investment company (a "PFIC") if, for any taxable year, either:

  •
  75% or more of our gross income in the taxable year consists of "passive income" (including, for example, dividends, interest, gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business, as defined in applicable Treasury regulations); or

  •
  at least 50% of our assets in the taxable year (averaged over the year and generally determined based upon value) produce or are held for the production of passive income.

For purposes of determining whether we are a PFIC, we will be treated as earning and owning a proportionate share of the income and assets, respectively, of our subsidiaries that have made special U.S. tax elections to be disregarded as separate entities (as described above) as well as of any other corporate subsidiary in which we own at least 25% of the value of the subsidiary's stock. For purposes of these tests, income derived from the performance of services does not constitute passive income. By contrast, rental income would generally constitute passive income unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business. Based on our existing operations, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat our income from the spot charter of vessels as services income, rather than rental income. Accordingly, we believe that such income does not constitute passive income, and that the assets that we own and operate in connection with the production of that income, primarily our vessels, do not constitute passive assets for purposes of determining whether we are a PFIC.

While there is no direct legal authority under the PFIC rules addressing our method of operation that characterizes time charter or voyage charter income as services income, there is legal authority supporting this position consisting of case law and pronouncements by the IRS concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, because there are uncertainties in the application of the PFIC rules, because the PFIC test is an annual test, and because, although we intend to manage our business so as to avoid PFIC status to the extent consistent with our other business goals, there could be changes in the nature and extent of our operations in future years, there can be no assurance that we will not become a PFIC in any taxable year.

If we were to be a PFIC for any taxable year (and regardless of whether we remain a PFIC for subsequent taxable years), each U.S. Holder who is treated as owning our stock for purposes of the PFIC rules would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the U.S. Holder on our common stock in a taxable year in excess of 125 percent of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder's holding period for the common stock), and (2) any gain realized on the sale, exchange or other disposition of our common stock. Under these special rules:

  •
  the excess distribution or gain would be allocated ratably over the U.S. Holder's aggregate holding period for the shares of our common stock;

  •
  the amount allocated to the current taxable year, and any taxable year before the first taxable year in which we were a PFIC, would be taxed as ordinary income in the current year; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax on ordinary income in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed on the resulting tax liability as if that tax liability had been due for each such other taxable year.

A U.S. Holder who holds our common stock during a period when we are a PFIC generally will be subject to the foregoing rules for that taxable year and all subsequent taxable years with respect to that U.S. Holder's holding of our common stock, even if we cease to be a PFIC, subject to certain exceptions for U.S. Holders who made a mark-to-market or QEF election, as discussed below.

Taxation of U.S. Holders Making a Timely QEF Election

The above rules relating to the taxation of excess distributions and dispositions will not apply to a U.S. Holder who has made a timely "qualified electing fund" ("QEF") election for all taxable years that the holder has held its shares of our common stock and we were a PFIC. Instead, each U.S. Holder who has made a timely QEF election is required for each taxable year to include in income a pro rata share of our ordinary earnings as ordinary income and a pro rata share of our net capital gain as long-term capital gain, regardless of whether we have made any distributions of the earnings or gain. The U.S. Holder's basis in our common stock will be increased to reflect taxed but undistributed earnings or gain. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the basis of the common stock and will not be taxed again once distributed. A U.S. Holder making a QEF election would generally recognize capital gain or loss on the sale, exchange or other disposition of our common stock. If we determine that we are a PFIC for any taxable year, we may provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a "Mark-to-Market" Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we believe will be the case, our common stock is treated as "marketable," a U.S. Holder may make a mark-to-market election. Under a mark-to-market election, any excess of the fair market value of the common stock at the close of any taxable year over the U.S. Holder's adjusted tax basis in the common stock is included in the U.S. Holder's income as ordinary income. In addition, the excess, if any, of the U.S. Holder's adjusted tax basis at the close of any taxable year over the fair market value of the common stock is deductible in an amount equal to the lesser of the amount of the excess or the amount of the net mark-to-market gains that the U.S. Holder included in income in prior years. A U.S. Holder's tax basis in its shares of our common stock would be adjusted to reflect any such income or loss. Gain realized on the sale, exchange or other disposition of our common stock would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of shares of our common stock would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder.

U.S. Holders are urged to consult their tax advisors regarding the PFIC rules, including as to the advisability of choosing to make a QEF or mark-to-market election.

U.S. Federal Income Taxation of Non-U.S. Holders

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us on our common stock unless the income is effectively connected income (and, if a treaty applies, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States).

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common stock, unless either:

  •
  the gain is effectively connected income (and, if a treaty applies, the gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are met.

Except as may otherwise be provided in an applicable income tax treaty between the United States and a foreign country, a Non-U.S. Holder will generally be subject to regular U.S. federal income tax with respect to effectively connected income in the same manner as discussed in the section above relating to the taxation of U.S. Holders (provided that, if a treaty applies, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States). In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such income, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders may be subject to tax in jurisdictions other than the United States on dividends received from us on our common stock and on any gain realized upon the sale, exchange or other disposition of our common stock.

Backup Withholding and Information Reporting

In general, payments of distributions on, and the proceeds of a disposition of, our common stock held by a U.S. Non-Corporate Holder will be subject to U.S. federal income tax information reporting requirements. Such payments to a U.S. Non-Corporate Holder may also be subject to U.S. federal backup withholding tax if the U.S. Non-Corporate Holder:

  •
  fails to provide us with an accurate taxpayer identification number;

  •
  is notified by the IRS that it has failed to report all interest or dividends required to be shown on its federal income tax returns; or

  •
  fails to comply with applicable certification requirements.

Non-U.S. Holders generally will be subject to information reporting with respect to distributions on our common stock. Non-U.S. Holders may be required to establish their exemption from information reporting on proceeds of a disposition of our common stock and from backup withholding by certifying their status on IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.

Shareholders are urged to consult their tax advisors concerning the U.S. federal, state and local and non-U.S. tax consequences to them of owning our common stock.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, dated September 20, 2013, among us and Jefferies LLC and Morgan Stanley & Co. LLC, as representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters have agreed severally and not jointly, to purchase from us, the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Jefferies LLC	5,520,000
Morgan Stanley & Co. LLC	5,520,000
DVB Capital Markets LLC	480,000
DNB Markets, Inc.	480,000

Total	12,000,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, such as the receipt by the underwriters of officer's certificates and legal opinions and approval of certain legal matters by its counsel. The underwriting agreement further provides that the underwriters will purchase all of the shares of common stock offered by this prospectus supplement, if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriter may be increased or the underwriting agreement may be terminated. We have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Expenses

The underwriters have advised us that they propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of $0.15732 per share under the public offering price. After the offering of the shares of our common stock, the public offering price, concessions and reallowance to brokers may be reduced by the underwriters. No such reduction will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriters and the proceeds, before expenses, to us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

	Per Share		Total
	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares	Without Option to Purchase Additional Shares	With Option to Purchase Additional Shares
Public offering price	$4.60	$4.60	$55,200,000	$63,480,000
Underwriting discounts and commissions paid by us	$0.2622	$0.2622	$3,146,400	$3,618,360
Proceeds to us, before expenses and fees	$4.3378	$4.3378	$52,053,600	$59,861,640

We estimate expenses payable by us in connection with this offering, other than underwriting discounts and commissions referred to above and the advisory fee referred to below, will be approximately $259,690, including up to $5,000 that we have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority, Inc.

Listing

Shares of our common stock are listed on the New York Stock Exchange under the trading symbol "BALT."

Option to Purchase Additional Shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 1,800,000 shares from us at the public offering price set forth on the cover page of this prospectus, less underwriting discounts and commissions.

No Sale of Similar Securities

We, each of our directors and executive officers and Genco have agreed that, without the prior written consent of Jefferies LLC and Morgan Stanley & Co. LLC, none of us will, during the period ending 90 days after the date of this prospectus supplement:

  •
  offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

  •
  enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock; or

  •
  file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described in the first or second bullet above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in this paragraph do not apply to:

  •
  the sale by us of common stock in this offering;

  •
  the issuance by us of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing or which is described in this prospectus supplement;

  •
  the grant of options or the issuance of shares of restricted stock or restricted stock units by us to employees, officers, directors, advisors or consultants pursuant to any employee benefit plan referred to in this prospectus supplement;

  •
  the filing of any registration statement on Form S-8 in respect of any employee benefit plan referred to in this prospectus supplement;

  •
  the transfer by our executive officers or directors of shares of common stock or securities convertible into common stock by gift; provided that the transferee executes a copy of the lock-up agreement and that no filing by any party (donor, donee, transferor or transferee) under Section 16(a) of the Exchange Act will be required or will be made voluntarily in connection with such transfer or distribution (other than a filing on Form 5 made after the expiration of the lock-up period); and

  •
  the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Common Stock, provided that such plan does not provide for the transfer of common stock during the restricted period.

Furthermore, with regard to each of Genco and our Chairman, Peter C. Georgiopoulos, the underwriters have agreed to an exception to the lock-up arrangements described above, so that each may pledge its or his shares of stock pursuant to a bona fide pledge arrangement, and the lender in connection with such pledge arrangement may sell such shares. Mr. Georgiopoulos has pledged 92,000 shares of common stock as security for personal loans and may pledge additional shares with respect to such loans. In addition, Genco has pledged the 5,827,471 shares of Class B Stock currently held by its wholly-owned subsidiary, and expects to pledge the 240,000 shares of Class B Stock to be issued to its wholly-owned subsidiary in respect of its anti-dilution rights in connection with this offering (or 276,000 shares of Class B Stock if the underwriter exercises its option to purchase additional shares in full) as security for its borrowings under its $1.4 billion credit facility entered into as of July 20, 2007, as amended. In addition, our President and Chief Financial Officer, John C. Wobensmith, may sell a portion of his outstanding restricted shares (not to exceed 17,000 shares, as adjusted for any stock split, stock dividend, or similar event) granted as incentive compensation upon vesting in order to satisfy his tax obligations for such restricted shares.

The lock-up period described in the preceding paragraphs will be extended if:

  •
  during the last 17 days of the lock-up period we issue a release about earnings or material news or a material event relating to us occurs; or

  •
  prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the release or the occurrence of the material news or material event.

Stabilization

The underwriters have advised us that they may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either "covered" short sales or "naked" short sales.

"Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising its option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase shares through the option to purchase additional shares.

"Naked" short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the common stock, that you will be able to sell any of the common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.

Electronic Distribution

A prospectus in electronic format may be made available by e-mail or through online services maintained by the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters' web sites and any information contained in any other web site maintained by the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Other Activities and Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses. In particular, DVB Bank SE, an affiliate of DVB Capital Markets LLC, is a lender under the 2013 Credit Facility.

In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriters or their affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriters and their respective affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Jefferies LLC, an underwriter in this offering, will receive a fee of $125,000 for advisory services provided to us.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date"), no offer of shares may be made to the public in that Relevant Member State other than:

A.
to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.
to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.
in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a "qualified investor" within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than "qualified investors" as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representatives has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression "an offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression "Prospectus Directive" means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive ("qualified investors") that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as "relevant persons"). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This offering memorandum and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

The distribution of this prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene the Financial Services and Markets Act of 2000. No person falling outside those categories should treat this prospectus as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus are advised that we, the underwriters and any other person that communicates this prospectus are not, as a result solely of communicating this prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus with the protections which would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

 LEGAL MATTERS

Various legal matters in connection with this offering will be passed on for us by Kramer Levin Naftalis & Frankel LLP, New York, New York, Reeder & Simpson P.C., Majuro, Marshall Islands and Seward & Kissel LLP, New York, New York; and the underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2012 and the effectiveness of Baltic Trading Limited's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC's website at http://www.sec.gov.

We also maintain a website that contains additional information about us at www.baltictrading.com. Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus, other than documents filed with the SEC that we incorporate by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement, and some information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding such documents or portions thereof that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2012;

  •
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013 and June 30, 2013;

  •
  Our Current Reports on Form 8-K filed on April 5, 2013, May 17, 2013, May 21, 2013, May 28, 2013, July 8, 2013 (excluding any information furnished under Item 7.01 thereof), September 5, 2013, September 9, 2013, and September 19, 2013; and

  •
  The description of our common stock and the rights associated with our common stock contained in our Registration Statement on Form 8-A, File No. 001-34648, filed on March 3, 2010.

You may request a copy of these filings and any or all of the documents referred to above that have been incorporated by reference into this prospectus at no cost, by writing or telephoning us at the following address:

Baltic Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550
Attn: Investor Relations

PROSPECTUS

BALTIC TRADING LIMITED

Debt Securities
Common Stock
Preferred Stock
Rights
Warrants
Units
Depositary Shares
Purchase Contracts

        We may offer and sell from time to time our securities in one or more classes or series and in amounts, at prices and on terms that we will determine at the times of the offerings, having an aggregate initial offering price of up to $500,000,000. The securities may be offered separately or together in any combination and as separate series.

        We will provide specific terms of any offering and the offered securities in supplements to this prospectus. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest. This prospectus may not be used to consummate sales of securities unless accompanied by the applicable prospectus supplement.

        Our principal executive offices are located at 299 Park Avenue, 12th Floor, New York, New York 10171, and our telephone number is (646) 443-8550.

        Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol "BALT." As of March 14, 2013, the aggregate market value of our outstanding common stock held by non-affiliates was approximately $64.3 million, which was calculated based on 16,323,705 shares of our common stock held by non-affiliates as of such date and the closing sale price of our common stock as of $3.94 per share as reported on the NYSE on such date. We have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by securityholders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        Investing in our securities involves risks that are referenced in the "Risk Factors" section beginning on page 1 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is March 22, 2013

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under the shelf process, we may, from time to time, offer up to $500,000,000 aggregate public offering price of our debt securities, shares of common stock, shares of preferred stock, rights, warrants, units, depositary shares or purchase contracts, or combinations thereof, in one or more offerings. In this prospectus, we refer to our debt securities, shares of common stock, shares of preferred stock, rights, warrants, units, depositary shares and purchase contracts collectively as the "securities." This prospectus provides you with a general description of the securities that we may offer. Each time this prospectus is used to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement, that will contain specific information about the terms of that offering. The prospectus supplement and any pricing supplement also may add, update or change information contained in this prospectus. You should read this prospectus, the prospectus supplement and any pricing prospectus, together with additional information described and contained in the documents referred to under the heading "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference." We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted.

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the SEC's web site or at the SEC's offices referenced under the heading "Where You Can Find More Information."

RISK FACTORS

        You should carefully consider the specific risks set forth under the caption "Risk Factors" in the applicable prospectus supplement and under the caption "Risk Factors" in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, incorporated by reference herein, before making an investment decision. For more information see "Where You Can Find More Information" and "Incorporation of Certain Documents by Reference."

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus and the documents incorporated by reference that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

        All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those referenced under "Risk Factors" in this prospectus and any accompanying prospectus supplement and in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, incorporated by reference into this prospectus. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information referenced under the heading "Risk Factors."

 ABOUT BALTIC TRADING

        We are a New York City-based company incorporated in October 2009 in the Marshall Islands to conduct a shipping business focused on the drybulk industry spot market. We were formed by Genco Shipping & Trading Limited (NYSE: GNK) ("Genco"), an international drybulk shipping company that also serves as our Manager. Our fleet currently consists of two Capesize vessels, four Supramax vessels and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 deadweight tons ("dwt"). Our fleet contains three groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels.

        We intend to leverage the expertise and reputation of Genco to pursue growth opportunities in the drybulk shipping spot market. To pursue these opportunities, we operate a fleet of drybulk ships that transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. We generally operate all of our vessels in the spot market, on spot market-related time charters, or in vessel pools trading in the spot market. We intend to distribute to our shareholders on a quarterly basis all of our net income less cash expenditures for capital items related to our fleet, other than vessel acquisitions and related expenses, plus non-cash compensation, during the previous quarter, subject to any additional reserves our Board of Directors may from time to time determine are required for the prudent conduct of our business. In recent quarters, our Board of Directors determined to declare a dividend based on our cash flow, liquidity, and capital resources, even though the application of our dividend policy would have resulted in a lesser dividend or no dividend.

        Our operations are managed, under the supervision of our Board of Directors, by Genco as our Manager. We entered into a long-term management agreement (the "Management Agreement") pursuant to which our Manager and its affiliates apply their expertise and experience in the drybulk industry to provide us with commercial, technical, administrative and strategic services. The Management Agreement is for an initial term of approximately 15 years and will automatically renew for additional five-year periods unless terminated in accordance with its terms. We pay our Manager fees for the services it provides us as well as reimburse our Manager for its costs and expenses incurred in providing certain of these services.

        Our principal executive offices are located at 299 Park Avenue, 12th Floor, New York, New York 10171, and our telephone number is (646) 443-8550.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our unaudited historical ratios of earnings to fixed charges for the periods indicated below:

	For the Period October 6 through December 31, 2009		Year Ended December 31, 2010	Year Ended December 31, 2011		Year Ended December 31, 2012
Ratio of earnings to fixed charges(1)	—	(2)	4.77x	0.90x	(3)	—	(4)

(1)
For the purpose of determining the ratio of earnings to fixed charges, earnings consist of net income plus fixed charges. Fixed charges consist of interest expense on our credit facility, including unused commitment fees and amortization of expenses related to our credit facility.

(2)
As we had no fixed charges during this period, we do not present a ratio for this period.

(3)
The shortfall in the earnings available to achieve a ratio of earnings to fixed charges of 1.00 was $429,469 for the year ended December 31, 2011.

(4)
The ratio of earnings to fixed charges for the year ended December 31, 2012 is not meaningful since earnings available for fixed charges is negative. The shortfall in the earnings available to achieve a ratio of earnings to fixed charges of 1.00 was $17,268,159 for such period.

        As we have no preferred stock issued, a ratio of earnings to combined fixed charges and preferred dividends is not presented.

USE OF PROCEEDS

        Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of the securities for general corporate purposes, including repayment or reduction of long-term and short-term debt, capital expenditures, working capital, and the financing of vessel purchase and other acquisitions and business combinations. We may temporarily invest funds that we do not immediately require in marketable securities.

DESCRIPTION OF DEBT SECURITIES

        We may offer secured or unsecured debt securities, which may be convertible. Our debt securities will be issued under an indenture to be entered into between us and a trustee. The debt securities will be structurally subordinated to all existing and future liabilities, including trade payables, of our subsidiaries, and the claims of creditors of those subsidiaries, including trade creditors, will have priority as to the assets and cash flows of those subsidiaries.

        We have summarized certain general features of the debt securities from the indenture. A form of indenture is attached as an exhibit to the registration statement of which this prospectus forms a part. The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

        The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

        Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

  •
  title and aggregate principal amount;

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  whether the securities will be senior or subordinated;

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  applicable subordination provisions, if any;

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  conversion or exchange into other securities;

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  whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

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  percentage or percentages of principal amount at which such securities will be issued;

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  maturity date(s);

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  interest rate(s) or the method for determining the interest rate(s);

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  dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

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  redemption (including upon a "change of control") or early repayment provisions;

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  authorized denominations;

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  form;

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  amount of discount or premium, if any, with which such securities will be issued;

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  whether such securities will be issued in whole or in part in the form of one or more global securities;

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  identity of the depositary for global securities;

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  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

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  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

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  any covenants applicable to the particular debt securities being issued;

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  any defaults and events of default applicable to the particular debt securities being issued;

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  currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

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  time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

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  securities exchange(s) on which the securities will be listed, if any;

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  whether any underwriter(s) will act as market maker(s) for the securities;

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  extent to which a secondary market for the securities is expected to develop;

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  additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium and interest with respect to such securities to be due and payable;

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  provisions relating to covenant defeasance and legal defeasance;

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  provisions relating to satisfaction and discharge of the indenture;

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  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

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  additional terms not inconsistent with the provisions of the indenture.

        One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

        United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

        Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

        The term "debt securities" includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

        We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary (the "depositary") identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

        The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to any principles thereof relating to conflicts of law that would result in the application of the laws of any other jurisdiction.

DESCRIPTION OF CAPITAL STOCK

        The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our amended and restated articles of incorporation and the amendments thereto, and our amended and restated bylaws, each of which are incorporated by reference as exhibits to the registration statement which includes this prospectus. The Business Corporations Act of the Republic of the Marshall Islands, or the BCA, may also affect the terms of these securities. The terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer. The terms of any common stock or preferred stock we offer under a prospectus supplement may differ from the terms we describe below, in which event we will describe the particular terms of any series of these securities in more detail in such prospectus supplement.

Authorized Capitalization

        Our amended and restated articles of incorporation provide for common stock, which has one vote per share, and Class B stock, which has 15 votes per share. However, if holders of a majority of the Class B stock make an irrevocable election to do so, the aggregate voting power of the Class B stock will be limited to a maximum of 49% of the voting power of our outstanding common stock and Class B stock. Other than these voting rights and conversion rights applicable to the Class B stock as described below, the rights of the two classes of stock are identical. The rights of these classes of stock are discussed in greater detail below.

        Our authorized capital stock consists of 700,000,000 shares, of which:

  •
  500,000,000 shares are designated as common stock, par value $0.01 per share;

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  100,000,000 shares are designated as Class B stock, par value $0.01 per share; and

  •
  100,000,000 shares are designated as preferred stock, par value $0.01 per share.

        As of March 15, 2013, we have outstanding 17,300,999 shares of common stock, including 614,249 restricted shares issued as incentive compensation to our Chairman and our President and Chief Financial Officer under the 2010 Equity Incentive Plan, 50,000 restricted shares issued as compensation to members of our Board of Directors under the 2010 Equity Incentive Plan, 5,699,088 shares of Class B stock and no shares of preferred stock.

Common Stock and Class B Stock

  Voting Rights

        Generally, Marshall Islands law provides that the holders of a class of stock are entitled to a separate class vote on any proposed amendment to our articles of incorporation that would change the aggregate number of authorized shares or the par value of that class of shares or alter or change the powers, preferences or special rights of that class so as to affect it adversely.

        Holders of our common stock and Class B stock have identical rights, except that our common stock holders are entitled to one vote per share and holders of our Class B stock are entitled to 15 votes per share. However, if holders of a majority of the Class B stock make an irrevocable election to do so, the aggregate voting power of the Class B stock will be limited to a maximum of 49% of the voting power of our outstanding common stock and Class B stock, voting together as a single class at the election of holders of a majority of the Class B stock as noted above. Except as otherwise provided by the BCA, holders of shares of common stock and Class B stock will vote together as a single class on all matters submitted to a vote of shareholders, including the election of directors.

  Dividend Rights

        Marshall Islands law generally prohibits the payment of a dividend when a company is insolvent or would be rendered insolvent by the payment of such a dividend or when the declaration or payment would be contrary to any restrictions contained in the company's articles of incorporation. Dividends may be declared and paid out of surplus only, but if there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year.

        Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock and Class B stock will be entitled to share equally in any dividends that our Board of Directors may declare from time to time out of funds legally available for dividends. In the event a stock dividend is paid, the holders of common stock will receive common stock, or rights to acquire common stock, as the case may be, and the holders of Class B stock will receive Class B stock, or rights to acquire Class B stock, as the case may be.

  Liquidation Rights

        Upon our liquidation, dissolution or winding-up, the holders of our common stock and Class B stock will be entitled to share equally in all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock.

  Conversion

        Shares of our common stock are not convertible into any other shares of our capital stock.

        Each share of our Class B stock is convertible at any time at the option of the holder thereof into one share of our common stock. In addition:

  •
  upon any transfer of shares of Class B stock to a holder other than Genco or any of its affiliates or any successor to Genco's business or to all or substantially all of its assets, such shares of Class B stock will automatically convert into common stock upon such transfer; and

  •
  all shares of our Class B stock will automatically convert into shares of our common stock if the aggregate number of outstanding shares of common stock and Class B stock beneficially owned by Genco and its affiliates falls below 10% of the aggregate number of outstanding shares of our common stock and Class B stock.

        All such conversions will be effected on a one-for-one basis.

        Once converted into common stock, shares of Class B stock shall not be reissued. Neither our common stock nor our Class B stock may be subdivided or combined unless the other class of stock concurrently is subdivided or combined in the same proportion and in the same manner.

  Anti-Dilution

        Pursuant to the subscription agreement between us and Genco Investments LLC, for so long as Genco directly or indirectly holds at least 10% of the aggregate number of outstanding shares of our common stock and Class B stock, Genco Investments LLC will be entitled to receive an additional number of shares of Class B stock equal to 2% of the number of shares of common stock issued after the consummation of our IPO, excluding any shares of common stock issued as an award or issuable upon exercise of an award under our 2010 Equity Incentive Plan. These additional shares would be issued for no additional consideration unless insufficient surplus from Genco Investments LLC's $75 million capital contribution exists to cover the par value of such additional shares, in which case Genco Investment LLC will pay us the par value of such shares.

  Other Rights

        Our common stock holders do not have redemption or preemptive rights to subscribe for any of our securities. The rights, preferences and privileges of our common stock holders are subject to the rights of the holders of any shares of preferred stock that we may issue in the future.

  Transfer Agent

        The transfer agent for our common stock is Computershare Shareowner Services LLC.

  Listing

        Our common stock is listed on the New York Stock Exchange under the symbol "BALT."

Preferred Stock

        Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the voting rights, if any, of the holders of the series; and

  •
  the preferences and relative, participating, optional or other special rights, if any, of the series, and any qualifications, limitations or restrictions applicable to such rights.

        A prospectus supplement will describe the terms of any series of preferred stock being offered, including:

  •
  the designation of the shares and the number of shares that constitute the series;

  •
  the dividend rate (or the method of calculation thereof), if any, on the shares of the series and the priority as to payment of dividends with respect to other classes or series of our capital stock and the payment date of dividends;

  •
  the dividend periods (or the method of calculation thereof);

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  the date from which dividends on the preferred stock shall accumulate, if applicable;

  •
  the voting rights of the shares;

  •
  the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our capital stock and any other rights of the shares of the series upon our liquidation or winding-up;

  •
  whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

  •
  whether or not and on what terms the shares of the series will be subject to redemption or repurchase at our option;

  •
  whether and on what terms the shares of the series will be convertible into or exchangeable for other securities;

  •
  the provision of a sinking fund, if any, for the preferred stock;

  •
  whether the shares of the series of preferred stock will be listed on a securities exchange;

  •
  whether interests in the preferred stock will be represented by depositary shares;

  •
  the transfer agent for the series of preferred stock;

  •
  any special United States federal income tax considerations applicable to the series; and

  •
  any other preferences and rights and any qualifications, limitations or restrictions of the preferences and rights of the series.

Limitations on Liability and Indemnification of Officers and Directors

        The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

        Our amended and restated by-laws also provide that we must indemnify our directors and officers to the fullest extent permitted by law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and officers and to carry directors' and officers' insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

        The limitation of liability and indemnification provisions in our amended and restated articles of incorporation and amended and restated by-laws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against our directors and officers pursuant to these indemnification provisions.

        Our amended and restated articles of incorporation also give Genco a right of first refusal for business opportunities that may be attractive to both Genco and us. This provision has the effect of limiting the obligations of our directors and officers who also serve as directors or officers of Genco or its other affiliates to provide these opportunities to us. If Genco or its affiliates no longer beneficially own shares representing at least 10% of the aggregate number of outstanding shares of our common stock and Class B stock, and no person who is an officer or director of us is also an officer or director of Genco or its other affiliates, then this business opportunity provision of our amended and restated articles of incorporation will terminate.

        There is currently no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effects of Certain Provisions of Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws

        Several provisions of our amended and restated articles of incorporation and amended and restated by-laws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our Board of Directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

  Dual Class Structure

        As discussed above, holders of our Class B stock have 15 votes per share, subject to a 49% aggregate Class B stock voting power maximum at the election of holders of a majority of the Class B stock, while holders of our common stock, which is the only class of stock which is currently publicly traded, have one vote per share. As of May 9, 2011, Genco controls all of our Class B stock through a wholly-owned subsidiary. Because of our dual-class structure, Genco will be able to control all matters submitted to our shareholders for approval even if it and its affiliates come to own significantly less than 50% of the aggregate number of outstanding shares of our common stock and Class B stock. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that other shareholders may view as beneficial.

  Blank Check Preferred Stock

        Under the terms of our amended and restated articles of incorporation, our Board of Directors has authority, without any further vote or action by our shareholders, to issue up to 100 million shares of "blank check" preferred stock. Our board could authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us or the removal of our management and might harm the market price of our common stock. We have no current plans to issue any shares of preferred stock and have agreed under the Omnibus Agreement, dated as of March 15, 2010, between Genco and us, not to issue any shares of preferred stock without Genco's prior written consent.

  Classified Board of Directors

        Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three-year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for up to two years.

  Election and Removal of Directors

        Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our amended and restated by-laws require parties other than the Board of Directors to give advance written notice of nominations for the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

        Our amended and restated by-laws provide that shareholders are required to give us advance notice of any person they wish to propose for election as a director at an annual general meeting if that person is not proposed by our Board of Directors. These advance notice provisions provide that the shareholder must have given written notice of such proposal not less than 150 days nor more than 180 days prior to the anniversary date of the immediately preceding annual general meeting.

        Our shareholders may not call special meetings for the purpose of electing directors except in lieu of an annual meeting as discussed above or to replace a director being removed by the shareholders. Our amended and restated articles of incorporation provide that any director or our entire Board of Directors may be removed at any time, with or without cause, by the affirmative vote of the holders of a 80% or more of the total voting power of our outstanding capital stock or by directors constituting at least two-thirds of the entire Board of Directors.

  Limited Actions by Shareholders

        Our amended and restated by-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders, provided that if the BCA in the future permits action to be taken by less than unanimous written consent of our shareholders, the holders of voting power sufficient to take such specified action may do so by written consent so long as Genco and its affiliates (other than us and our subsidiaries) beneficially own shares representing a majority of the total voting power of our outstanding capital stock. Our amended and restated by-laws provide that, subject to certain limited exceptions, only our Chairman or President, at the direction of the Board of Directors, may call special meetings of our shareholders, and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of our Board of Directors and shareholder consideration of a proposal may be delayed until the next annual general meeting.

  Advance Notice Requirements for Shareholder Proposals and Director Nominations

        Our amended and restated bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 150 days nor more than 180 days before the date on which we first mailed our proxy materials for the preceding year's annual meeting. Our amended and restated bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede a shareholder's ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

Shareholder Rights Plan

  General

        Each share of our common stock and our Class B stock includes one right, or, collectively, the rights, that entitles the holder to purchase from us a unit consisting of one tenth of one share of the same class of stock in which such right is included at a purchase price of $100 per share, subject to specified adjustments. The rights are issuable pursuant to a rights agreement between us and Computershare Shareowner Services LLC, as rights agent. Until a right is exercised, the holder of a right will have no rights to vote, receive dividends or any other shareholder rights by virtue of its ownership of such right.

        The rights may have anti-takeover effects. The rights may cause substantial dilution to any person or group that attempts to acquire us without the approval of our Board of Directors. As a result, the overall effect of the rights may be to render more difficult or discourage any attempt to acquire us. Because our Board of Directors could approve a redemption of the rights or a permitted offer, the rights should not interfere with a merger or other business combination approved by our Board of Directors.

        We have summarized the material terms and conditions of the rights agreement and the rights below. For a complete description of the rights, we encourage you to read the rights agreement, which is filed as an exhibit to our registration statement of which this prospectus forms a part.

  Detachment of the Rights

        The rights are attached to all certificates representing our currently outstanding common stock and Class B stock and will attach to all common stock and Class B stock certificates we issue before the rights distribution date or the date on which the rights expire (or thereafter, in certain circumstances). The rights will not be exercisable until after the rights distribution date and will expire at the close of business on the tenth anniversary of the closing of our IPO, unless we redeem or exchange them earlier as we describe below. The rights will separate from the common stock and Class B stock and a rights distribution date would occur, subject to specified exceptions, on the earlier of the following two dates:

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  ten days following a public announcement that a person or group of affiliated or associated persons, or an "acquiring person," has acquired or obtained the right to acquire beneficial ownership of 15% or more of our outstanding common stock or Class B stock; or

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  ten business days following the announcement of a tender or exchange offer that would result, if closed, in a person's becoming an acquiring person.

        Genco, Peter Georgiopoulos, and their respective related entities are excluded from the definition of "acquiring person" for purposes of the distribution of the rights, and therefore their ownership cannot trigger the distribution of the rights. Specified "inadvertent" owners that would otherwise become an acquiring person, including those who would have this designation as a result of repurchases of common stock by us, will not become acquiring persons as a result of those transactions.

        Our Board of Directors may defer the rights distribution date in some circumstances, and some inadvertent acquisitions will not result in a person becoming an acquiring person if the person promptly divests itself of a sufficient number of shares of common stock.

        Until the rights distribution date:

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  our common stock and Class B stock certificates will evidence the rights, and the rights will be transferable only with those certificates; and

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  any new common stock and Class B stock will be issued with rights and new certificates will contain a notation incorporating the rights agreement by reference.

        As soon as practicable after the rights distribution date, the rights agent will mail certificates representing the rights to holders of record of our common stock and Class B stock at the close of business on that date. After the rights distribution date, only separate rights certificates will represent the rights.

        We will not issue rights with any shares of common stock or Class B stock we issue after the rights distribution date, except as our Board of Directors may otherwise determine.

  Flip-In Event

        A "flip-in event" will occur under the rights agreement when a person becomes an acquiring person, as defined above.

        If a flip-in event occurs and we do not redeem the rights as described under the heading "Redemption of Rights" below, each right, other than any right that has become void, as we describe below, will become exercisable at the time it is no longer redeemable for the number of shares of stock of the same class of stock in which such right is included, or, in some cases, cash, property or other of our securities, having a current market price equal to two times the exercise price of such right. For purposes of a flip-in event, a share of Class B stock will be deemed to have the same market price as a share of common stock.

        When a flip-in event occurs, all rights that then are, or in some circumstances that were, beneficially owned by or transferred to an acquiring person or specified related parties will become void in the circumstances the rights agreement specifies.

  Flip-Over Event

        A "flip-over event" will occur under the rights agreement when, at any time after a person has become an acquiring person:

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  we are acquired in a merger or other business combination transaction, subject to limited exceptions; or

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  50% or more of our assets or earning power is sold or transferred.

        If a flip-over event occurs, each holder of a right, other than any right that has become void as we describe under the heading "Flip-In Event" above, will have the right to receive the number of shares of common stock of the acquiring company which has a current market price equal to two times the exercise price of such right.

  Anti-Dilution

        The number of outstanding rights associated with our common stock is subject to adjustment for any stock split, stock dividend or subdivision, combination or reclassification of our common stock occurring before the rights distribution date. With some exceptions, the rights agreement does not require us to adjust the exercise price of the rights until cumulative adjustments amount to at least 1% of the exercise price. It also does not require us to issue fractional shares of our common stock that are not integral multiples of one one-hundred thousandth of a share of preferred stock and, instead, we may make a cash adjustment based on the market price of the common stock on the last trading date before the date of exercise. The rights agreement reserves to us the right to require before the occurrence of any flip-in event or flip-over event that, on any exercise of rights, a number of rights must be exercised so that we will issue only whole shares of stock.

  Redemption of Rights

        At any time before the earlier of the date on which a person publicly announces that it has become an acquiring person or the date on which the rights expire, we may redeem the rights in whole, but not in part, at a redemption price of $0.01 per right. The redemption price is subject to adjustment for any stock split, stock dividend or similar transaction occurring before the date of redemption. At our option, we may pay that redemption price in cash or shares of common stock. The rights are not exercisable after a flip-in event triggered by the acquisition of or right to acquire beneficial ownership of our stock until they are no longer redeemable. The rights will terminate immediately upon ordering the redemption and making the appropriate filing with the rights agent.

  Exchange of Rights

        We may, at our option, subject to applicable laws, rules and regulations, exchange the rights (other than rights owned by an acquiring person or an affiliate or an associate of an acquiring person, which have become void), in whole or in part. The exchange will be at an exchange ratio of one share of common stock per right, subject to specified adjustments at any time after the occurrence of a flip-in event and before any person becoming the beneficial owner of 50% or more of the shares of common stock then outstanding.

  Amendment of Terms of Rights

        During the time the rights are redeemable, we may amend any of the provisions of the rights agreement in any way without the approval of the rights holders. Once the rights cease to be redeemable, we generally may amend the provisions of the rights agreement without the approval of the rights holders, only as follows:

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  to cure any ambiguity, defect or inconsistency;

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  to make changes that do not materially adversely affect the interests of holders of rights, excluding the interests of any acquiring person; or

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  to shorten or lengthen any time period under the rights agreement, except that we cannot lengthen the time period governing redemption or any other time period, unless such lengthening is for the purpose of protecting, clarifying or enhancing the rights and benefits of the rights holders (other than an acquiring person).

DESCRIPTION OF RIGHTS

General

        We may issue rights to purchase any of the other securities offered hereby. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting arrangement with one or more underwriters pursuant to which such underwriters will purchase any offered securities remaining unsubscribed for after such rights offering. In connection with a rights offering to our shareholders, we will distribute certificates evidencing the rights and a prospectus supplement to our shareholders on the record date that we set for receiving rights in such rights offering.

        The applicable prospectus supplement will describe the following terms of rights in respect of which this prospectus is being delivered:

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  the title of such rights;

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  the securities for which such rights are exercisable;

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  the exercise price for such rights;

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  the number of such rights issued to each shareholder;

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  the extent to which such rights are transferable;

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  if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of such rights;

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  the date on which the right to exercise such rights shall commence, and the date on which such rights shall expire (subject to any extension);

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  the extent to which such rights include an over-subscription privilege with respect to unsubscribed securities;

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  if applicable, the material terms of any standby underwriting or other purchase arrangement that we may enter into in connection with the rights offering; and

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  any other terms of such rights, including terms, procedures and limitations relating to the exchange and exercise of such rights.

Exercise of Rights

        Each right will entitle the holder of the right to purchase for cash such amount of securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the rights offered thereby. Rights may be exercised at any time up to the close of business on the expiration date for such rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

        Rights may be exercised as set forth in the prospectus supplement relating to the rights offered thereby. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will forward, as soon as practicable, the securities purchasable upon such exercise. We may determine to offer any unsubscribed offered securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

        We may issue warrants to purchase any of our debt securities, common stock, preferred stock, units or depositary shares. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement, to be entered into between us and a warrant agent specified in a prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency or trust with any of the holders of the warrants. We will set forth further terms of the warrants and the applicable warrant agreements in the applicable prospectus supplement relating to the issuance of any warrants, including, where applicable, the following:

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  the title of the warrants;

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  the aggregate number of the warrants;

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  the number and type of securities purchasable upon exercise of the warrants;

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  the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

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  the date, if any, on and after which the warrants and the related securities will be separately transferable;

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  the price at which each security purchasable upon exercise of the warrants may be purchased;

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  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

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  the minimum or maximum amount of the warrants which may be exercised at any one time;

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  any circumstances that will cause the warrants to be deemed to be automatically exercised; and

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  any other material terms of the warrants.

DESCRIPTION OF UNITS

        As specified in the applicable prospectus supplement, we may issue units consisting of one or more constituent securities offered hereby. The applicable prospectus supplement will describe:

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  the terms of the units and of the constituent securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

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  a description of the terms of any unit agreement governing the units; and

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  a description of the provisions for the payment, settlement, transfer or exchange of the units.

 DESCRIPTION OF DEPOSITARY SHARES

General

        We may, at our option, elect to offer depositary shares representing a fractional share or multiple shares of our preferred stock. In the event we exercise this option, we will issue receipts for depositary shares, each of which will represent a fraction of a share or multiple shares of a particular series of preferred stock as described in the applicable prospectus supplement. The preferred stock represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us and having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable preferred stock or fraction thereof represented by the depositary share, to all of the rights and preferences of the preferred stock represented thereby, including any dividend, voting, redemption, conversion or liquidation rights. For an additional description of our preferred stock, see the descriptions in this prospectus under the heading "Description of Capital Stock—Preferred Stock."

        The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. The particular terms of the depositary shares offered by any prospectus supplement will be described in the prospectus supplement, which will also include a discussion of certain U.S. federal income tax consequences. To the extent that any particular terms of the depositary shares or the deposit agreement described in a prospectus supplement differ from any of the terms described in this prospectus, then the terms described in this prospectus will be deemed to have been superseded by that prospectus supplement relating to such deposited shares. The forms of deposit agreement and depositary will be included as an exhibit to a report we file with the SEC incorporated by reference herein.

DESCRIPTION OF PURCHASE CONTRACTS

        We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our, or an unaffiliated entity's, securities at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of our securities. When we issue purchase contracts, we will provide the specific terms of the purchase contracts in a prospectus supplement. A copy of the applicable form of purchase contract will be included as an exhibit to a report we file with the SEC incorporated by reference herein.

        If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

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  the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);

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  whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities or securities of an unaffiliated entity, including U.S. Treasury securities, securing the holder's obligations under the purchase contract;

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  any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;

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  any provisions relating to any security provided for the purchase contracts;

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  whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;

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  whether the purchase contracts are to be prepaid or not;

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  whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;

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  any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;

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  a discussion of certain United States federal income tax considerations applicable to the purchase contracts;

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  whether the purchase contracts will be issued in fully registered or global form; and

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  any other terms of the purchase contracts and any securities subject to such purchase contracts.

PLAN OF DISTRIBUTION

        We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

        We may distribute the securities from time to time in one or more transactions:

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  at a fixed price or prices, which may be changed;

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  at market prices prevailing at the time of sale;

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  at prices related to such prevailing market prices; or

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  at negotiated prices.

        The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement.

        We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of the sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

        We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

        To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we may do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we may agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.

        If indicated in the applicable prospectus supplement, we may authorize underwriters or other persons acting as our agents to solicit offers by institutions or other suitable purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

        We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our or its obligations, the pledgees or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.

        To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the maximum proceeds of such offering.

        Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.

LEGAL MATTERS

        Kramer Levin Naftalis & Frankel LLP, New York, New York, will provide us with opinions relating to certain matters in connection with offerings under this prospectus from time to time. Reeder & Simpson P.C. will provide us with opinions relating to matters concerning the law of the Republic of the Marshall Islands in connection with offerings under this prospectus.

EXPERTS

        The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K and the effectiveness of the Company's internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy such material at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549-1004. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. You can also find our SEC filings at the SEC's website at http://www.sec.gov.

        We also maintain a website that contains additional information about us at www.baltictrading.com. Information on or accessible through our website is not part of, or incorporated by reference into, this prospectus, other than documents filed with the SEC that we incorporate by reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and some information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, whether filed before or after the effectiveness of the registration statement of which this prospectus is a part (but excluding such documents or portions thereof that are not deemed "filed" under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

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  Our Annual Report on Form 10-K for the year ended December 31, 2012; and

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  The description of our common stock and the rights associated with our common stock contained in our Registration Statement on Form 8-A, File No. 001-34648, filed on March 3, 2010.

        We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities. The registration statement and exhibits and schedules are also available at the SEC's Public Reference Room or through its web site.

        You may request a copy of these filings and any or all of the documents referred to above that have been incorporated by reference into this prospectus at no cost, by writing or telephoning us at the following address:

Baltic Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171
(646) 443-8550
Attn: Investor Relations

        You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. You should not rely on any other representations. Our affairs may change after this prospectus or any supplement is distributed. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents. You should read all information supplementing this prospectus.

12,000,000 Shares

BALTIC TRADING LIMITED

Common Stock

PROSPECTUS

Joint Book-Running Managers

Jefferies

Morgan Stanley

Co-managers

DVB Capital Markets

DNB Markets

September 20, 2013